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                                                                    EXHIBIT 10.6


                              EMPLOYMENT AGREEMENT

        Employment Agreement this 1st day of March 1999 by an between the parties hereto:

        City Pacific International USA Inc., a Nevada Corporation ("Employer") and E G Marchi ("Employee").

        Employer employs the Employee and the Employee accepts employment, upon the terms conditions and covenants as follows:

1. The term of employment shall be for one year, commencing from March 1,1999 and renewable annually automatically unless terminated by either party by written 30 day notice to the other.

2. Effective March 1, 1999 employee shall receive, for all services rendered, a salary of $1500 per week, payable biweekly within three days after the end of each pay period. Salary payments shall be subject to withholding and other applicable deductions.

3. The duties of Employee shall be to serve as the President for the Employer and for the subsidiaries and affiliates of the Employers business. The Employee shall devote his full and entire time and attention to the Employer's business.

4. Employee shall have an office, facilities and services that are suitable to the position and appropriate for the performance of Employee's duties.

5. Employer shall reimburse Employee for all reasonable expenses incurred in the performance of Employee's business, e.g. entertainment, travel, etc. Employee will be reimbursed upon submission of an itemized account of such expenditures with receipts where practicable.

6. Employee shall be entitled to two weeks of paid vacation each year, commencing after January 1,2000.

7. If Employee is unable to perform Employee's duties by reason of illness or incapacity for a consecutive period of more than 2 weeks, the compensation payable after the aforesaid period shall be $500 per week for the following 12 weeks. Upon return to full employment, full compensation shall be reinstated.


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8. Notwithstanding any provision in this Employment Agreement to the contrary, if Employee is unable to perform or is absent from employment for a period of more than 3 months, Employer may terminate this Employment Agreement, without further cause, and all obligations of Employer hereunder shall terminate.

9. This Employment Agreement may be terminated, at will, at any time and without cause, by either party upon thirty days' written notice to the other. If Employer elects to terminate, Employer shall pay to Employee on the last day of employment severance pay of $5000.00 subject to withholding and deductions. If Employee elects to terminate, Employee shall receive salary up to the last day of employment but no severance pay.

10. In the event Employee dies during the term of Employment, Employer shall pay to Employee's estate the salary that would otherwise be payable to the end of the month in which the Employee died, and as a death benefit a sum equal to $10,000. Employee agrees to be covered by insurance procured by the Employer at Employer's expense for this purpose.

11. Any controversy or claim arising out of, or relating to this Employment Agreement, or the breach thereof, shall be settled by arbitration in the City of Irvine, State of California, in accordance with the then governing rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction.

12. Any notice required to be given shall be either: (i) personally delivered, or (ii) sent by U.S. Postal Service, postage pre-paid, Certified Mail, Return Receipt Requested to the Employer at the place of employment and to the Employee at the last residence address given to and on file with the Employer.

13. A waiver of a breach of any provision of this Employment Agreement shall not operate or be construed as a waiver of any subsequent breach.

14. The services of Employee are personal and unique and therefore Employee may not assign this Employment Agreement nor delegate the duties and obligations hereunder except In the normal course of business.


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15. Stock Purchase Option:

        As further compensation you will be entitled to the following stock options:

1.      Stock purchase option

        The corporation hereby grants the employee the option, for five years to purchase One Hundred Thousand (100,000) shares of stock of the parent company e-Net Financial Corporation, at one dollar per share. The rights granted under this option vest after one year following the effective date of this contract and are subject to the terms and conditions of the Stock Purchase Option Agreement.

        Rights granted hereby are assignable and may be hypothecated.

2.      Deferred Stock Option

        Each quarter any salary payment which has been deferred by the employee (not to exceed 1/3 of the total quarterly salary) may at the election of the employee be converted to an option to purchase stock at one dollar per share, exercisable by giving seven days written notice following the close of the quarter subject to the terms and conditions of the Stock Purchase Agreement.


16. This Employment Agreement and the related Stock Purchase Options Agreements contains the entire understanding of the parties, except as may be set forth in writing signed by the party against whom enforcement may be sought, simultaneously with or subsequent to the execution of this Employment Agreement.

17. At this time, other than establishing a stock option plan for employees, the Board of Directors has not taken action with respect to the establishment of any other employee benefit plans, such as bonus, profit sharing, pension, retirement, medical, and life and disability insurance, or similar plans and programs. It is presently contemplated that the Board of Directors will take action to institute one or more of such plans and programs in the near future.


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        INTENDING TO BE LEGALLY BOUND, the parties have executed this Employment
Agreement as of the date first above written


Employer: City Pacific International USA, Inc.


BY /s/ MICHAEL R. ROTH
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MICHAEL P. ROTH



Employee: /s/ E.G. MARCHI
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E.G. MARCHI